Exhibit 5.1

355 South Grand Avenue, Suite 100
Los Angeles, California 90071-1560
Tel: +1.213.485.1234 Fax: +1.213.891.8763
www.lw.com

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Encore Capital Group, Inc.

and

Encore Capital Europe Finance Limited

3111 Camino Del Rio North, Suite 103

San Diego, California 92108

Re:	4.50% Exchangeable Senior Notes due 2023

Ladies and Gentlemen:

We have acted as counsel to Encore Capital Group, Inc., a Delaware corporation (“Encore Capital”), and Encore Capital Europe Finance Limited, a public limited company incorporated under the laws of Jersey and wholly owned subsidiary of Encore Capital (“Encore Finance”), in connection with the offer and sale to the underwriters (the “Underwriters”) named in Schedule I to the Underwriting Agreement, dated as of July 17, 2018 (the “Underwriting Agreement”), among Encore Capital, Encore Finance and, as representatives of the Underwriters, SunTrust Robinson Humphrey, Inc. and Credit Suisse Securities (USA) LLC, of $175,200,000 aggregate principal amount of the 4.50% Exchangeable Senior Notes due 2023 of Encore Finance (the “Notes”) pursuant to the Underwriting Agreement. The Notes are being issued pursuant to an indenture (the “Base Indenture”), dated as of July 20, 2018, between Encore Finance and MUFG Union Bank, N.A., as trustee (the “Trustee”), as supplemented by a supplemental indenture (the “Supplemental Indenture,” and, together with the Base Indenture, the “Indenture”), dated as of July 20, 2018, among Encore Finance, Encore Capital and the Trustee. The Notes will be guaranteed (the “Guarantees” and, together with the Notes, the “Securities”) by Encore Capital and will, subject to the terms of the Indenture, be exchangeable into cash, shares of common stock, $0.01 par value per share, of Encore Capital (the “Common Stock”) or a combination of cash and shares of Common Stock (any such shares issuable upon exchange of the Notes, the “Underlying Shares”), provided, that no Underlying Shares will be issuable upon exchange of the Notes before the “Share Reservation Date” (as defined in the Supplemental Indenture).

The offer and sale of the Securities and the Underlying Shares are being made pursuant to a registration statement on Form S-3 (File Nos. 333-226189 and 333-226189-01) under the Securities Act of 1933, as amended (the “Act”), initially filed with the Securities and Exchange

July 20, 2018

Commission (the “Commission”) on July 16, 2018 (such registration statement, as amended, the “Registration Statement”), including a prospectus, dated July 16, 2018 (the “Base Prospectus”), a preliminary prospectus supplement, dated July 16, 2018 (such preliminary prospectus supplement, together with the Base Prospectus, the “Preliminary Prospectus”), filed with the Commission pursuant to Rule 424(b) under the Act on July 16, 2018, and a prospectus supplement, dated July 17, 2018 (such prospectus supplement, together with the Base Prospectus, the “Prospectus”), filed with the Commission pursuant to Rule 424(b) under the Act on July 19, 2018.

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act. No opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, the Preliminary Prospectus or the Prospectus, other than as expressly stated herein with respect to the issue of the Securities and the Underlying Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of Encore Capital, Encore Finance and others as to factual matters, without having independently verified such factual matters.

We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”), and with respect to the matters set forth in paragraph 1 below, the internal laws of the State of New York, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state. Various matters concerning the laws of Jersey are addressed in the letter of Mourant Ozannes, which has been separately provided to you. We express no opinion with respect to those matters herein, and, to the extent elements of those opinions are necessary to the conclusions expressed herein, we have, with your consent, assumed such matters.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

1. The certificate representing the Notes has been duly executed and delivered by Encore Finance, and, when duly authenticated by the Trustee in accordance with the Indenture and delivered to the Underwriters against payment therefor in accordance with the Underwriting Agreement, (a) the Notes will be the legally valid and binding obligations of Encore Finance, enforceable against Encore Finance in accordance with their terms; and (b) the Guarantees will be the legally valid and binding obligations of Encore Capital, enforceable against Encore Capital in accordance with their terms.

2. When the issuance of the Underlying Shares has been duly authorized by all necessary corporate action of Encore Capital, and such Underlying Shares are issued and delivered upon exchange of the Notes in accordance with the terms of the Notes and the Indenture, such Underlying Shares will be validly issued, fully paid and non-assessable. In rendering the foregoing opinion, we have assumed that Encore Capital will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

July 20, 2018

Our opinions are subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; and (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy. We express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty; (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief; (c) waivers of rights or defenses, including those contained in Section 3.4 of the Base Indenture; (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy; (e) any provision permitting, upon acceleration of any of the Notes, collection of that portion of the stated principal amount thereof that might be determined to constitute unearned interest thereon; (f) the creation, validity, attachment, perfection or priority of any lien or security interest; (g) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights; (h) waivers of broadly or vaguely stated rights; (i) provisions for exclusivity, election or cumulation of rights or remedies; (j) provisions authorizing or validating conclusive or discretionary determinations; (k) grants of setoff rights; (l) proxies, powers and trusts; (m) provisions prohibiting, restricting or requiring consent to assignment or transfer of any right or property; (n) provisions purporting to make a guarantor primarily liable rather than as a surety; (o) provisions purporting to waive modifications of any guaranteed obligation to the extent such modification constitutes a novation; (p) any provision to the extent it requires that a claim with respect to a security denominated in other than U.S. dollars (or a judgment in respect of such a claim) be converted into U.S. dollars at a rate of exchange at a particular date, to the extent applicable law otherwise provides; and (q) the severability, if invalid, of provisions to the foregoing effect.

With your consent, we have assumed that (i) each of the Base Indenture and the Supplemental Indenture has been duly authorized, executed and delivered by the Trustee, (ii) each of the Base Indenture and the Supplemental Indenture constitutes legally valid and binding obligations of the Trustee, enforceable against the Trustee in accordance with their respective terms, and (iii) the status of each of the Base Indenture and the Supplemental Indenture as legally valid and binding obligations of the parties will not be affected by any (a) breaches of, or defaults under, agreements or instruments, (b) violations of statutes, rules, regulations or court or governmental orders, or (c) failures to obtain required consents, approvals or authorizations from, or to make required registrations, declarations or filings with, governmental authorities.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to a Current Report on Form 8-K that will be incorporated by reference into the Registration Statement and to the reference to our

July 20, 2018

firm contained in the Preliminary Prospectus and the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP